Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Williams Partners GP LLC
General Partner of Williams Partners L.P.
and the Limited Partners of Williams Partners L.P.
We have audited the accompanying consolidated balance sheets of Williams Partners L.P. as of December 31, 2006 and 2005, and the related consolidated statements of income, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Williams Partners L.P. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As described in Note 9, effective December 31, 2005, Williams Partners L.P. adopted Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
August 23, 2007

WILLIAMS PARTNERS L.P.
CONSOLIDATED BALANCE SHEETS*

	December 31,		March 31,
	2006	2005	2007
			(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$57,541	$6,839	$78,492
Accounts receivable:
Trade	18,320	17,695	18,472
Affiliate	12,420	—	6,205
Other	3,991	3,472	3,814
Gas purchase contract — affiliate	4,754	5,320	3,565
Prepaid expenses	3,765	2,742	2,499
Other current assets	2,534	—	2,869

Total current assets	103,325	36,068	115,916

Investment in Discovery Producer Services	221,187	225,337	219,718
Property, plant and equipment, net	647,578	658,965	648,692
Gas purchase contract — noncurrent — affiliate	—	4,754	—
Other noncurrent assets	34,752	25,228	32,800

Total assets	$1,006,842	$950,352	$1,017,126

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable:
Trade	$19,827	$25,572	$23,205
Affiliate	—	4,729	—
Product imbalance	651	1,765	468
Deferred revenue	3,382	3,552	370
Accrued liabilities	16,173	6,160	30,204

Total current liabilities	40,033	41,778	54,247

Long-term debt	750,000	—	750,000
Environmental remediation liabilities	3,964	4,371	3,964
Other noncurrent liabilities	3,749	1,881	6,440
Commitments and contingent liabilities (Note 15)
Partners’ capital:
Common unitholders (25,553,306 and 7,006,146 outstanding at December 31, 2006 and 2005)	733,878	108,526	729,825
Class B unitholders (6,805,492 outstanding at December 31, 2006)	241,923	—	240,839
Subordinated unitholders (7,000,000 outstanding at December 31, 2006 and 2005)	108,862	108,491	107,746
General partner	(875,567)	685,305	(875,935)

Total partners’ capital	209,096	902,322	202,475

Total liabilities and partners’ capital	$1,006,842	$950,352	$1,017,126

*	Restated as discussed in Note 1.
See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS L.P.
CONSOLIDATED STATEMENTS OF INCOME*

	Year Ended December 31,			Three Months Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
	(Dollars in thousands, except per-unit amounts)

Revenues:
Gathering and processing:
Affiliate	$42,228	$36,755	$30,990	$9,491	$9,933
Third-party	206,432	198,041	194,832	51,103	51,376
Product sales:
Affiliate	255,075	236,020	199,716	56,552	58,396
Third-party	16,919	8,728	13,605	6,313	2,792
Storage	25,237	20,290	15,318	6,410	5,105
Fractionation	11,698	10,770	9,070	1,917	3,953
Other	5,821	4,368	5,668	2,029	1,180

Total revenues	563,410	514,972	469,199	133,815	132,735
Costs and expenses:
Product cost and shrink replacement:
Affiliate	78,201	58,780	58,193	21,725	21,380
Third-party	97,307	118,747	94,770	20,470	22,620
Operating and maintenance expense:
Affiliate	53,627	46,194	39,968	14,328	15,686
Third-party	101,587	83,565	76,478	28,185	21,100
Depreciation, amortization and accretion	43,692	42,579	44,361	13,178	10,714
General and administrative expense:
Affiliate	34,295	33,765	29,948	9,406	7,281
Third-party	5,145	2,850	2,231	664	1,305
Taxes other than income	8,961	8,446	7,506	2,114	2,283
Other (income) expense — net	(2,473)	630	11,147	460	(3,643)

Total costs and expenses	420,342	395,556	364,602	110,530	98,726

Operating income	143,068	119,416	104,597	23,285	34,009

Equity earnings — Discovery Producer Services	18,050	11,880	5,619	3,931	5,671
Impairment of investment in Discovery Producer Services	—	—	(16,855)	—	—
Interest expense:
Affiliate	(89)	(7,461)	(11,980)	(15)	(15)
Third-party	(9,744)	(777)	(496)	(14,375)	(221)
Interest income	1,600	165	—	983	70

Income before cumulative effect of change in accounting principle	152,885	123,223	80,885	13,809	39,514
Cumulative effect of change in accounting principle	—	(1,357)	—	—	—

Net income	$152,885	$121,866	$80,885	$13,809	$39,514

Allocation of net income for calculation of earnings per unit:
Net income	$152,885	$121,866		$13,809	$39,514
Net income applicable to pre-partnership operations allocated to general partner	(122,467)	(116,932)		(1,311)	(35,305)

Net income applicable to partnership operations	30,418	4,934		12,498	4,209
Allocation of net income (loss) to general partner	(2,897)	(1,273)		273	(689)

Allocation of net income to limited partner	$33,315	$6,207		$12,225	$4,898

Basic and diluted earnings per limited partner unit:
Income before cumulative effect of change in accounting principle:
Common units	$1.62	$0.49		$0.31	$0.35
Class B units	$0.45	N/A		$0.31	N/A
Subordinated units	$1.62	$0.49		$0.31	$0.35
Cumulative effect of change in accounting principle:
Common units	—	$(0.05)		N/A	N/A
Class B units	—	N/A		N/A	N/A
Subordinated units	—	$(0.05)		N/A	N/A
Net income:
Common units	$1.62	$0.44		$0.31	$0.35
Class B units	$0.45	N/A		$0.31	N/A
Subordinated units	$1.62	$0.44		$0.31	$0.35
Weighted average number of units outstanding:
Common units	11,632,110	7,001,366		25,553,306	7,006,146
Class B units	354,258	N/A		6,805,492	N/A
Subordinated units	7,000,000	7,000,000		7,000,000	7,000,000

*	Restated as discussed in Note 1.
See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS L.P.
CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL*

				Pre-IPO
				Owner’s
				Equity/	Total
		Limited Partners		General	Partners’
	Common	Class B	Subordinated	Partner	Capital
	(In thousands)

Balance — December 31, 2003	$—	$—	$—	$713,698	$713,698
Net income — 2004	—	—	—	80,885	80,885
Distributions to The Williams Companies, Inc. — net	—	—	—	(120,467)	(120,467)

Balance — December 31, 2004	—	—	—	674,116	674,116
Accounts receivable not contributed	—	—	—	(2,640)	(2,640)
Contribution of net assets of predecessor companies (2,000,000 common units; 7,000,000 subordinated units)	10,471	—	106,427	77,574	194,472
Net income — 2005	3,104	—	3,103	115,659	121,866
Cash distributions	(1,039)	—	(1,039)	(42)	(2,120)
Issuance of units to public (5,000,000 common units)	100,247	—	—	—	100,247
Offering costs	(4,291)	—	—	—	(4,291)
Issuance of common units (6,146 common units)	34	—	—	—	34
Distributions to The Williams Companies, Inc. — net	—	—	—	(187,217)	(187,217)
Adjustment in basis of investment in Discovery Producer Services	—	—	—	6,245	6,245
Contributions pursuant to the omnibus agreement	—	—	—	1,610	1,610

Balance — December 31, 2005	108,526	—	108,491	685,305	902,322
Net income — 2006	21,181	655	11,606	119,443	152,885
Cash distributions	(17,887)	—	(11,235)	(872)	(29,994)
Issuance of units to public (18,545,030 common units)	625,995	—	—	—	625,995
Issuance of Class B units through Private placement (6,805,492 Class B units)	—	241,268	—	—	241,268
Offering costs	(4,168)	—	—	—	(4,168)
Distributions to The Williams Companies, Inc. — net	—	—	—	(114,497)	(114,497)
Adjustment in basis of investment in Discovery Producer Services	—	—	—	(7,400)	(7,400)
Distributions to general partner for purchase of Four Corners	—	—	—	(1,583,000)	(1,583,000)
Contributions pursuant to the omnibus agreement	—	—	—	6,840	6,840
Contributions from general partner	—	—	—	18,614	18,614
Other	231	—	—	—	231

Balance — December 31, 2006	733,878	241,923	108,862	(875,567)	209,096
Net income — three months ended March 31, 2007 (unaudited)	7,937	2,114	2,174	1,584	13,809
Cash distributions (unaudited)	(12,010)	(3,198)	(3,290)	(993)	(19,491)
Adjustment in basis of investment in Discovery Producer Services (unaudited)	—	—	—	(1,800)	(1,800)
Contributions pursuant to the omnibus agreement (unaudited)	—	—	—	842	842
Other (unaudited)	20	—	—	(1)	19

Balance — March 31, 2007 (unaudited)	$729,825	$240,839	$107,746	$(875,935)	$202,475

*	Restated as discussed in Note 1.
See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS*

	Year Ended December 31,			Three Months Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net income	$152,885	$121,866	$80,885	$13,809	$39,514
Adjustments to reconcile to cash provided by operations:
Cumulative effect of change in accounting principle	—	1,357	—	—	—
Depreciation, amortization and accretion	43,692	42,579	44,361	13,178	10,714
Provision for loss on property, plant and equipment	—	917	7,636	—	—
(Gain)/loss on sale of property, plant and equipment	(3,055)	—	1,258	—	(3,319)
Impairment of investment in Discovery Producer Services	—	—	16,855	—	—
Amortization of gas purchase contract — affiliate	5,320	2,033	—	1,188	1,353
Equity earnings of Discovery Producer Services	(18,050)	(11,880)	(5,619)	(3,931)	(5,671)
Distributions related to equity earnings of Discovery Producer Services	12,033	1,280	—	2,620	3,781
Cash provided (used) by changes in assets and liabilities:
Accounts receivable	(13,564)	(4,419)	1,559	6,241	481
Prepaid expenses	(1,023)	(463)	(362)	1,188	(833)
Other current assets	(920)	—	—	(335)	—
Accounts payable	(10,600)	8,801	12,146	3,378	(10,753)
Product imbalance	(1,114)	8,243	(7,295)	(183)	(1,912)
Accrued liabilities	6,395	(4,008)	(5,464)	15,460	389
Deferred revenue	(170)	247	775	(3,012)	(3,330)
Other, including changes in noncurrent assets and liabilities	(2,379)	(8,621)	(9,645)	215	826

Net cash provided by operating activities	169,450	157,932	137,090	49,816	31,240

INVESTING ACTIVITIES:
Purchase of Four Corners	(607,545)	—	—	—	—
Distributions in excess of equity earnings of Discovery Producer Services	4,367	—	—	980	619
Capital expenditures	(32,270)	(31,266)	(15,603)	(9,766)	(9,615)
Change in accrued liabilities-capital expenditures	5,078	—	—	(1,430)	—
Contribution to Discovery Producer Services	(1,600)	(24,400)	—	—	—
Proceeds from sales of property, plant and equipment	7,757	—	149	—	7,200

Net cash used by investing activities	(624,213)	(55,666)	(15,454)	(10,216)	(1,796)

FINANCING ACTIVITIES:
Proceeds from sales of common units	867,263	100,247	—	—	—
Proceeds from debt issuances	750,000	—	—	—	—
Excess purchase price over the contributed basis of Four Corners	(975,455)	—	—	—	—
Payment of debt issuance costs	(13,138)	—	—	—	—
Payment of equity offering costs	(4,168)	(4,291)	—	—	—
Distributions to The Williams Companies, Inc.	(114,497)	(187,217)	(120,467)	—	(28,214)
Changes in advances from affiliates — net	—	(3,656)	(1,169)	—	—
Distributions to unitholders and general partner	(29,994)	(2,120)	—	(19,491)	(5,002)
General partner contributions	18,614	—	—	—	—
Contributions per omnibus agreement	6,840	1,610	—	842	1,248

Net cash provided (used) by financing activities	505,465	(95,427)	(121,636)	(18,649)	(31,968)

Increase in cash and cash equivalents	50,702	6,839	—	20,951	(2,524)
Cash and cash equivalents at beginning of year	6,839	—	—	57,541	6,839

Cash and cash equivalents at end of year	$57,541	$6,839	$—	$78,492	$4,315

*	Restated as discussed in Note 1.
See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 1. Organization
     Unless the context clearly indicates otherwise, references in this report to “we,” “our,” “us” or like terms refer to Williams Partners L.P. and its subsidiaries. Unless the context clearly indicates otherwise, references to “we,” “our,” and “us” include the operations of Discovery Producer Services LLC (“Discovery”) in which we own a 60% interest. When we refer to Discovery by name, we are referring exclusively to its businesses and operations.
     We are a Delaware limited partnership that was formed in February 2005, to acquire and own (1) a 40% interest in Discovery; (2) the Carbonate Trend gathering pipeline off the coast of Alabama; (3) three integrated natural gas liquids (“NGL”) product storage facilities near Conway, Kansas; and (4) a 50% undivided ownership interest in a fractionator near Conway, Kansas. Prior to the closing of our initial public offering (the “IPO”) in August 2005, the 40% interest in Discovery was held by Williams Energy, L.L.C. (“Energy”) and Williams Discovery Pipeline LLC; the Carbonate Trend gathering pipeline was held in Carbonate Trend Pipeline LLC (“CTP”), which was owned by Williams Mobile Bay Producers Services, L.L.C.; and the NGL product storage facilities and the interest in the fractionator were owned by Mid-Continent Fractionation and Storage, LLC (“MCFS”). All of these are wholly owned indirect subsidiaries of The Williams Companies, Inc. (collectively “Williams”). Williams Partners GP LLC, a Delaware limited liability company, was also formed in February 2005 to serve as our general partner. We also formed Williams Partners Operating LLC (“OLLC”), an operating limited liability company (wholly owned by us), through which all our activities are conducted.
     Initial Public Offering and Related Transactions
     On August 23, 2005, we completed our IPO of 5,000,000 common units representing limited partner interests in us at a price of $21.50 per unit. The proceeds of $100.2 million, net of the underwriters’ discount and a structuring fee totaling $7.3 million, were used to:
•	distribute $58.8 million to Williams in part to reimburse Williams for capital expenditures relating to the assets contributed to us and for a gas purchase contract contributed to us;

•	provide $24.4 million to make a capital contribution to Discovery to fund an escrow account required in connection with the Tahiti pipeline lateral expansion project;

•	provide $12.7 million of additional working capital; and

•	pay $4.3 million of expenses associated with the IPO and related formation transactions.
     Concurrent with the closing of the IPO, the 40% interest in Discovery and all of the interests in CTP and MCFS were contributed to us by Williams’ subsidiaries in exchange for an aggregate of 2,000,000 common units and 7,000,000 subordinated units. The public, through the underwriters of the offering, contributed $107.5 million ($100.2 million net of the underwriters’ discount and a structuring fee) to us in exchange for 5,000,000 common units representing a 35% limited partner interest in us. Additionally, at the closing of the IPO, the underwriters fully exercised their option to purchase 750,000 common units from Williams’ subsidiaries at the IPO price of $21.50 per unit less the underwriters’ discount and a structuring fee.
     Acquisition of Four Corners
     On June 20, 2006, we acquired a 25.1% membership interest in Williams Four Corners LLC (“Four Corners”) pursuant to an agreement with Williams Energy Services, LLC (“WES”), Williams Field Services Group LLC (“WFSG”), Williams Field Services Company, LLC (“WFSC”) and OLLC for aggregate consideration of $360.0 million. Prior to closing, WFSC contributed to Four Corners its natural gas gathering, processing and treating assets in the San Juan Basin in New Mexico and Colorado. We financed this acquisition with a combination of equity and debt. On June 20, 2006, we issued 6,600,000 common units at a price of $31.25 per unit. Additionally, at the closing, the underwriters fully exercised their option to purchase 990,000 common units at a

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 1. Organization (continued)
price of $31.25 per unit. This offering yielded net proceeds of $227.1 million after payment of underwriting discounts and commissions of $10.1 million but before the payment of other offering expenses. On June 20, 2006, we also issued $150.0 million aggregate principal of unsecured 7.5% senior notes due 2011 under a private placement debt agreement. Proceeds from this issuance totaled $146.8 million (net of $3.2 million of related expenses).
     On December 13, 2006, we acquired the remaining 74.9% membership interest in Four Corners pursuant to an agreement with WES, WFSG, WFSC and OLLC for aggregate consideration of $1.223 billion. We financed this acquisition with a combination of equity and debt. On December 13, 2006, we issued 7,000,000 common units at a price of $38.00. Additionally, at the closing, the underwriters fully exercised their option to purchase 1,050,000 common units at a price of $38.00 per unit. This offering yielded net proceeds of $293.7 million after payment of underwriting discounts and commissions of $12.2 million but before the payment of other offering expenses. On December 13, 2006, we received $346.5 million in proceeds from the sale of 2,905,030 common units and 6,805,492 unregistered Class B units in a private placement net of $3.5 million in placement agency fees. On December 13, 2006, we also issued $600.0 million aggregate principal of unsecured 7.25% senior notes due 2017 under a private placement debt agreement. Proceeds from this issuance totaled $590.0 million (net of $10.0 million of related expenses).
     Because Four Corners was an affiliate of Williams at the time of these acquisitions, these transactions are accounted for as a combination of entities under common control, similar to a pooling of interests, whereby the assets and liabilities of Four Corners are combined with Williams Partners L.P. at their historical amounts for all periods presented. These two acquisitions of a combined 100% membership interest in Four Corners increased net income $113.5 million and $96.6 million for 2005 and 2004, respectively. These acquisitions do not impact historical earnings per unit as pre-acquisition earnings were allocated to our general partner.
     Additional Investment in Discovery
     On June 28, 2007, we closed on the acquisition of an additional 20% interest in Discovery from Energy and WES for $78 million. This transaction was effective July 1, 2007. Because this additional 20% interest in Discovery was purchased from an affiliate of Williams at the time of acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, our consolidated financial statements and notes have been restated to reflect the combined historical results of our investment in Discovery throughout the periods presented. We continue to account for this investment under the equity method due to the voting provisions of Discovery’s limited liability company agreement which provide the other member of Discovery significant participatory rights such that we do not control the investment. The acquisition increased net income $6.0 million and $3.5 million for 2006 and 2005, respectively, and decreased net income $2.2 million for 2004. The acquisition increased net income for the periods ended March 31, 2007 and March 31, 2006, $1.3 million and $1.9 million, respectively. The acquisition had no impact on earnings per unit as pre-acquisition earnings were allocated to the general partner.
Note 2. Description of Business
     We are principally engaged in the business of gathering, transporting, processing and treating natural gas and fractionating and storing NGLs. Operations of our businesses are located in the United States and are organized into three reporting segments: (1) Gathering and Processing-West, (2) Gathering and Processing-Gulf and (3) NGL Services. Our Gathering and Processing-West segment includes the Four Corners gathering and processing operations. Our Gathering and Processing-Gulf segment includes the Carbonate Trend gathering pipeline and our equity investment in Discovery. Our NGL Services segment includes the Conway fractionation and storage operations.
     Gathering and Processing-West. Our Four Corners natural gas gathering, processing and treating assets consist of, among other things, (1) a 3,500-mile natural gas gathering system in the San Juan Basin in New Mexico and Colorado with a capacity of two billion cubic feet per day, (2) the Ignacio natural gas processing plant in Colorado and the Kutz and Lybrook natural gas processing plants in New Mexico, which have a combined processing capacity of 760 million cubic feet per day (“MMcf/d”) and (3) the Milagro and Esperanza natural gas treating plants in New Mexico, which have a combined carbon dioxide treating capacity of 750 MMcf/d.
     Gathering and Processing-Gulf . We own a 60% interest in Discovery, which includes a wholly-owned subsidiary, Discovery Gas Transmission LLC. Discovery owns (1) a 283-mile natural gas gathering and transportation pipeline system, located primarily off the coast of Louisiana in the Gulf of Mexico, (2) a

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 2. Description of Business (continued)
600 MMcf/d cryogenic natural gas processing plant in Larose, Louisiana, (3) a 32,000 barrels per day (“bpd”) natural gas liquids fractionator in Paradis, Louisiana and (4) a 22-mile mixed NGL pipeline connecting the gas processing plant to the fractionator. Although Discovery includes fractionation operations, which would normally fall within the NGL Services segment, it is primarily engaged in gathering and processing and is managed as such. Hence, this equity investment is considered part of the Gathering and Processing-Gulf segment.
     Our Carbonate Trend gathering pipeline is an unregulated sour gas gathering pipeline consisting of approximately 34 miles of pipeline off the coast of Alabama.
     NGL Services. Our Conway storage facilities include three underground NGL storage facilities in the Conway, Kansas, area with a storage capacity of approximately 20 million barrels. The facilities are connected via a series of pipelines. The storage facilities receive daily shipments of a variety of products, including mixed NGLs and fractionated products. In addition to pipeline connections, one facility offers truck and rail service.
     Our Conway fractionation facility is located near Conway, Kansas, and has a capacity of approximately 107,000 bpd. We own a 50% undivided interest in these facilities representing capacity of approximately 53,500 bpd. ConocoPhillips and ONEOK Partners, L. P. are the other owners. Williams operates the facility pursuant to an operating agreement that extends until May 2011. The fractionator separates mixed NGLs into five products: ethane, propane, normal butane, isobutane and natural gasoline. Portions of these products are then transported and stored at our Conway storage facilities.
Note 3. Summary of Significant Accounting Policies
     Basis of Presentation. The consolidated financial statements have been prepared based upon accounting principles generally accepted in the United States and include the accounts of the parent and our wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated.
     The accompanying unaudited interim consolidated financial statements include all normal recurring adjustments that, in the opinion of management, are necessary to present fairly our financial position at March 31, 2007, and results of operations and cash flows for the three months ended March 31, 2007 and 2006.
     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
     Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include:
•	loss contingencies;

•	environmental remediation obligations; and

•	asset retirement obligations.
     These estimates are discussed further throughout the accompanying notes.
     Proportional Accounting for the Conway Fractionator. No separate legal entity exists for the fractionator. We hold a 50% undivided interest in the fractionator property, plant and equipment, and we are responsible for our proportional share of the costs and expenses of the fractionator. As operator of the facility, we incur the liabilities of the fractionator (except for certain fuel costs purchased directly by one of the co-owners) and are reimbursed by the co-owners for their proportional share of the total costs and expenses. Each co-owner is responsible for the marketing of their proportional share of the fractionator’s capacity. Accordingly, we reflect our proportionate share of the revenues and costs and expenses of the fractionator in the Consolidated Statements of Income, and we reflect our proportionate share of the fractionator property, plant and equipment in the Consolidated Balance Sheets. Liabilities in the Consolidated Balance Sheets include those incurred on behalf of the co-owners with corresponding receivables from the co-owners. Accounts receivable also includes receivables from our customers for fractionation services.
     Cash and Cash Equivalents. Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 3. Summary of Significant Accounting Policies (continued)
     Accounts Receivable. Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. No allowance for doubtful accounts is recognized at the time the revenue which generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of our customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been unsuccessful.
     Gas purchase contract. In connection with the IPO, Williams transferred to us a gas purchase contract for the purchase of a portion of our fuel requirements at the Conway fractionator at a market price not to exceed a specified level. The gas purchase contract is for the purchase of 80,000 MMBtu per month and terminates on December 31, 2007. The initial value of this contract is being amortized to expense over the contract life.
     Investments. We account for our 60% investment in Discovery under the equity method due to the voting provisions of Discovery’s limited liability company agreement which provide the other member of Discovery significant participatory rights such that we do not control the investment. In 2004, we recognized an other-than-temporary impairment of our investment. As a result, Discovery’s underlying equity exceeds the carrying value of our investment at December 31, 2006 and 2005.
     Property, Plant and Equipment. Property, plant and equipment is recorded at cost. We base the carrying value of these assets on capitalized costs, useful lives and salvage values. Depreciation of property, plant and equipment is provided on the straight-line basis over estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that enhance the functionality or extend the useful lives of the assets are capitalized. The cost of property, plant and equipment sold or retired and the related accumulated depreciation is removed from the accounts in the period of sale or disposition. Gains and losses on the disposal of property, plant and equipment are recorded in the Consolidated Statements of Income.
     We record an asset and a liability equal to the present value of each expected future asset retirement obligation (“ARO”). The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized as an increase in the carrying amount of the liability and as a corresponding accretion expense.
     Prepaid expenses and leasing activities. Prepaid expenses include the unamortized balance of minimum lease payments made to date under a right-of-way renewal agreement. Land and right-of-way lease payments made at the time of initial construction or placement of plant and equipment on leased land are capitalized as part of the cost of the assets. Lease payments made in connection with subsequent renewals or amendments of these leases are classified as prepaid expenses. The minimum lease payments for the lease term, including any renewal are expensed on a straight-line basis over the lease term.
     Product Imbalances. In the course of providing gathering, processing and treating services to our customers, we realize over and under deliveries of our customers’ products and over and under purchases of shrink replacement gas when our purchases vary from operational requirements. In addition, in the course of providing gathering, processing, treating, fractionation and storage services to our customers, we realize gains and losses due to (1) the product blending process at the Conway fractionator, (2) the periodic emptying of storage caverns at Conway and (3) inaccuracies inherent in the gas measurement process. These gains and losses impact our results of operations and are included in operating and maintenance expense in the Consolidated Statements of Income. The sum of these items is reflected as product imbalance receivables or payables on the Consolidated Balance Sheets. These product imbalances are valued based on the market value of the products when the imbalance is identified and are evaluated for the impact of changes in market prices at the balance sheet date.
     Revenue Recognition. The nature of our businesses result in various forms of revenue recognition. Our Gathering and Processing segments recognize (1) revenue from the gathering and processing of gas in the period the service is provided based on contractual terms and the related natural gas and liquid volumes and (2) product sales revenue when the product has been delivered. Our NGL Services segment recognizes (1) fractionation revenues when services have been performed and product has been delivered, (2) storage revenues under prepaid contracted storage capacity evenly over the life of the contract as services are provided and (3) product sales revenue when the product has been delivered.
     Impairment of Long-Lived Assets and Investments. We evaluate our long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate the carrying value of such assets may

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 3. Summary of Significant Accounting Policies (continued)
not be recoverable. The impairment evaluation of tangible long-lived assets is measured pursuant to the guidelines of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” When an indicator of impairment has occurred, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the carrying value of the assets is recoverable. We apply a probability-weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes. If the carrying value is not recoverable, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.
     We evaluate our investments for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and we consider the decline in value to be other than temporary, the excess of the carrying value over the estimated fair value is recognized in the financial statements as an impairment.
     Judgments and assumptions are inherent in our management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.
     Environmental. Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing contamination caused by past operations that do not contribute to current or future revenue generation are expensed. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account our prior remediation experience. Environmental contingencies are recorded independently of any potential claim for recovery.
     Capitalized Interest. We capitalize interest on major projects during construction to the extent we incur interest expense. Historically, Williams provided the financing for capital expenditures; hence, the rates used to calculate the interest were based on Williams’ average interest rate on debt during the applicable period in time. Capitalized interest for the periods presented is immaterial.
     Income Taxes. We are not a taxable entity for federal and state income tax purposes. The tax on our net income is borne by the individual partners through the allocation of taxable income. Net income for financial statement purposes may differ significantly from taxable income of unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement. The aggregated difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes in us is not available to us.
     Earnings Per Unit. In accordance with SFAS No. 128, “Earnings Per Share,” as clarified by the Emerging Issues Task Force (“EITF”) Issue 03-6, we use the two-class method to calculate basic and diluted earnings per unit whereby net income, adjusted for items specifically allocated to our general partner, is allocated on a pro-rata basis between unitholders and our general partner. Basic and diluted earnings per unit are based on the average number of common, Class B and subordinated units outstanding. Basic and diluted earnings per unit are equivalent as there are no dilutive securities outstanding.
     Recent Accounting Standards. In January 2006, Williams adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment”, using the modified-prospective method. Accordingly, payroll costs charged to us by our general partner reflect additional compensation costs related to the adoption of this accounting standard. These costs relate to Williams’ common stock equity awards made between Williams and its employees. The cost is charged to us through specific allocations of certain employees if they directly support our operations, and through an allocation methodology among all Williams affiliates if they provide indirect support. These allocated costs are based on a three-factor formula, which considers revenues; property, plant and equipment; and payroll. Our and Williams’ adoption of this Statement did not have a material impact on our Consolidated Financial Statements.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 3. Summary of Significant Accounting Policies (continued)
     In January 2006 we adopted SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The Statement amends Accounting Research Bulletin (ARB) No. 43, Chapter 4, “Inventory Pricing,” to clarify that abnormal amounts of certain costs should be recognized as current period charges and that the allocation of overhead costs should be based on the normal capacity of the production facility. The impact of this Statement on our Consolidated Financial Statements was not material.
     In January 2006 we adopted SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” The Statement amends Accounting Principles Board (“APB”) Opinion No. 29, “Accounting for Nonmonetary Transactions.” The guidance in APB Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged but includes certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The impact of this Statement on our Consolidated Financial Statements was not material.
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements.” This Statement establishes a framework for fair value measurements in the financial statements by providing a single definition of fair value, provides guidance on the methods used to estimate fair value and increases disclosures about estimates of fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and is generally applied prospectively. We will assess the impact of this Statement on our Consolidated Financial Statements.
     In December 2006, the FASB issued FASB Staff Position (FSP) EITF 00-19-2, “Accounting for Registration Payment Arrangements.” This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006, the guidance in the FSP is effective for fiscal years beginning after December 15, 2006. We do not expect this FSP to have a material impact on our Consolidated Financial Statements.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115”. SFAS No. 159 establishes a fair value option permitting entities to elect the option to measure eligible financial instruments and certain other items at fair value on specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The fair value option may be applied on an instrument-by-instrument basis, with a few exceptions, is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007 and should not be applied retrospectively to fiscal years beginning prior to the effective date, except as permitted for early adoption. We will not adopt SFAS No. 159 prior to January 1, 2008. On the adoption date, an entity may elect the fair value option for eligible items existing at that date and the adjustment for the initial remeasurement of those items to fair value should be reported as a cumulative effect adjustment to the opening balance of retained earnings. We continue to assess whether to apply the provisions of SFAS No. 159 to eligible financial instruments in place on the adoption date and the related impact on our Consolidated Financial Statements.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 4. Allocation of Net Income and Distributions
     The allocation of net income between our general partner and limited partners, as reflected in the Consolidated Statement of Partners’ Capital, for the years ended December 31, 2006 and 2005 and the three months ended March 31, 2007 and 2006 are as follows (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2006	2005	2007	2006
			(Unaudited)

Allocation of net income to general partner:
Net income	$152,885	$121,866	$13,809	$39,514
Net income applicable to pre-partnership operations allocated to general partner	(122,467)	(116,932)	(1,311)	(35,305)
Charges allocated directly to general partner:
Reimbursable general and administrative costs	3,200	1,400	592	789
Core drilling indemnified costs	784	—	—	—

Total charges allocated directly to general partner	3,984	1,400	592	789

Income subject to 2% allocation of general partner interest	34,402	6,334	13,090	4,998
General partner’s share of net income	2.0%	2.0%	2.0%	2.0%

General partner’s allocated share of net income before items directly allocable to general partner interest	688	127	262	100
Incentive distributions paid to general partner*	272	—	603	—
Charges allocated directly to general partner	(3,984)	(1,400)	(592)	(789)
Pre-partnership net income allocated to general partner interest	122,467	116,932	1,311	35,305

Net income allocated to general partner	$119,443	$115,659	$1,584	$34,616

Net income	$152,885	$121,866	$13,809	$39,514
Net income allocated to general partner	119,443	115,659	1,584	34,616

Net income allocated to limited partners	$33,442	$6,207	$12,225	$4,898

*	Under the “two class” method of computing earnings per share, prescribed by SFAS No. 128, “Earnings Per Share,” earnings are to be allocated to participating securities as if all of the earnings for the period had been distributed. As a result, the general partner receives an additional allocation of income in quarterly periods where an assumed incentive distribution, calculated as if all earnings for the period had been distributed, exceeds the actual incentive distribution. The assumed incentive distribution for the twelve months ended December 31, 2006 is $0.4 million. There are no assumed incentive distributions for the three months ended March 31, 2007 or 2006.
     Pursuant to the partnership agreement, income allocations are made on a quarterly basis; therefore, earnings per limited partner unit for 2006 is calculated as the sum of the quarterly earnings per limited partner unit for each of the four quarters of 2006. Common, Class B and subordinated unitholders share equally, on a per-unit basis, in the net income allocated to limited partners.
     The reimbursable general and administrative and core drilling costs represent the costs charged against our income that are required to be reimbursed to us by our general partner under the terms of the omnibus agreement.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 4. Allocation of Net Income and Distributions (continued)
     We paid or have authorized payment of the following cash distributions during 2005, 2006 and 2007 (in thousands, except for per unit amounts):

	Per Unit	Common	Subordinated	Class B	General	Total Cash
Payment Date	Distribution	Units	Units	Units	Partner	Distribution

11/14/2005(a)	$0.1484	$1,039	$1,039		$42	$2,120
2/14/2006	$0.3500	$2,452	$2,450		$100	$5,002
5/15/2006	$0.3800	$2,662	$2,660		$109	$5,431
8/14/2006(b)	$0.4250	$6,204	$2,975		$263	$9,442
11/14/2006(c)	$0.4500	$6,569	$3,150		$401	$10,120
2/14/2007(d)	$0.4700	$12,010	$3,290	$3,198	$993	$19,491
5/15/2007(e) (unaudited)	$0.5000	$12,777	$3,500	$3,403	$1,386	$21,066

(a)	This distribution represents the $0.35 per unit minimum quarterly distribution pro-rated for the 39-day period following the IPO closing date (August 23, 2005 through September 30, 2005).

(b)	Includes $0.1 million incentive distribution rights payment to the general partner.

(c)	Includes $0.2 million incentive distribution rights payment to the general partner.

(d)	On February 14, 2007, we paid a cash distribution of $0.47 per unit on our outstanding common, subordinated and Class B units to unitholders of record on February 7, 2007. This amount includes $0.6 million incentive distribution rights payment to the general partner.

(e)	The board of directors of our general partner declared this cash distribution on April 26, 2007 to be paid on May 15, 2007 to unitholders of record at the close of business on May 7, 2007. Includes a $1.0 million incentive distribution rights payment to the general partner.
Note 5. Out of Period Adjustments
     The three months ending March 31, 2007 and 2006 had certain out of period adjustments to correct the carrying value of our assets and liabilities reflected in Costs and operating expenses in our Consolidated Statements of Income, which are summarized in the following table (in thousands):

	Three Months Ended
	March 31,
	2007	2006
	Increase (decrease) in expense
	(Unaudited)
Gathering and Processing — West:
Adjust carrying value of prepaid right-of-way asset recorded from 2001 through 2006	$1,243	$—
Adjust 2006 incentive compensation accrual	(899)	—
Adjust the 2005 asset retirement obligation recognition	785	—
Adjust the accounts payable balance recorded in 2005	—	(2,000)
March 31, 2006 accounts payable adjustment corrected in the second quarter of 2006	—	(1,300)
NGL Services:
Adjust carrying value of product imbalance liability recorded in prior periods	1,437	—
Note 6. Related Party Transactions
     The employees of our operated assets and all of our general and administrative employees are employees of Williams. Williams directly charges us for the payroll costs associated with the operations employees and certain general and administrative employees. Williams carries the obligations for most employee-related benefits in its financial statements, including the liabilities related to the employee retirement and medical plans and paid time off. Certain of the payroll costs associated with the operations employees are charged back to the other Conway fractionator co-owners. Our share of those costs are charged to us through affiliate billings and reflected in Operating and maintenance expense — Affiliate in the accompanying Consolidated Statements of Income.
     We are charged for certain administrative expenses by Williams and its Midstream segment of which we are a part. These charges are either directly identifiable or allocated to our assets. Direct charges are for goods and services provided by Williams and Midstream at our request. Allocated charges are either (1) charges allocated to the Midstream segment by Williams and then reallocated from the Midstream segment to us or (2) Midstream-level administrative costs that are allocated to us. These allocated corporate administrative expenses are based on a three-factor formula, which considered revenues; property, plant and equipment; and payroll. Certain of these costs are charged back to the other Conway fractionator co-owners. Our share of these costs is reflected in General and administrative expense — Affiliate in the accompanying Consolidated Statements of Income. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to us of our costs of doing business incurred by Williams. Under the omnibus agreement, Williams gives us a quarterly credit for general and administrative expenses. These amounts are reflected as a capital contribution from our general partner. The annual amounts of the credits are as follows: $3.9 million in 2005 ($1.4 million pro-rated for the portion of the year from August 23 to December 31), $3.2 million in 2006, $2.4 million in 2007, $1.6 million in 2008 and $0.8 million in 2009.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 6. Related Party Transactions (continued)
     At December 31, 2006 and 2005 we have a contribution receivable from our general partner of $0.4 million and $0.3 million, respectively, which is netted against Partners’ capital on the Consolidated Balance Sheets, for amounts reimbursable to us under the omnibus agreement.
     We purchase natural gas for shrink replacement and fuel for Four Corners and the Conway fractionator, including fuel on behalf of the Conway co-owners, from Williams Power Company (“Power”), a wholly owned subsidiary of Williams. Natural gas purchased for fuel is reflected in Operating and maintenance expense — Affiliate, and natural gas purchased for shrink replacement is reflected in Product cost and shrink replacement — Affiliate in the accompanying Consolidated Statements of Income. These purchases are made at market rates at the time of purchase. In connection with the IPO, Williams transferred to us a gas purchase contract for the purchase of a portion of our fuel requirements at the Conway fractionator at a market price not to exceed a specified level. The amortization of this contract is reflected in Operating and maintenance expense — Affiliate in the accompanying Consolidated Statements of Income. The carrying value of this contract is reflected as Gas purchase contract — affiliate and Gas purchase contract — noncurrent — affiliate on the Consolidated Balance Sheets.
     We purchase natural gas for delivery of waste heat from Power that we use to generate steam at our Milagro treating plant. The natural gas cost charged to us by Power has been favorably impacted by Power’s fixed price natural gas fuel contracts. This impact was approximately $9.0 million annually during the periods presented as compared to estimated market prices. These agreements expired in the fourth quarter of 2006 and were replaced with new agreements. We expect that our Milagro natural gas fuel costs will increase due to our expectation that future market prices will exceed prices associated with the prior agreements.
     The operation of the Four Corners gathering system includes the routine movement of gas across gathering systems. We refer to this activity as “crosshauling.” Crosshauling typically involves the movement of some natural gas between gathering systems at established interconnect points to optimize flow, reduce expenses or increase profitability. As a result, we must purchase gas for delivery to customers at certain plant outlets and we have excess volumes to sell at other plant outlets. These purchase and sales transactions are conducted for us by Power, at current market prices at each location and are included in Product sales — Affiliate and Product cost and shrink replacement — Affiliate on the Consolidated Statements of Income. Historically, Power has not charged us a fee for providing this service, but has occasionally benefited from price differentials that historically existed from time to time between the plant outlets.
     We sell the NGLs to which we take title on the Four Corners system to Williams Midstream Marketing and Risk Management, LLC (“WMMRM”), a wholly owned subsidiary of Williams. Revenues associated with these activities are reflected as Product sales — Affiliate on the Consolidated Statements of Income. These transactions are conducted at current market prices for the products.
     One of our major customers is Williams Production Company (“WPC”), a wholly owned subsidiary of Williams. WPC is one of the largest natural gas producers in the San Juan Basin and we provide natural gas gathering, treating and processing services to WPC under several contracts. Revenues associated with these activities are reflected in the Gathering and processing — Affiliate on the Consolidated Statements of Income.
     In December 2004, we began selling Conway’s surplus propane and other NGLs to Power, which takes title to the product and resells it, for its own account, to end users. Revenues associated with these activities are reflected as Product sales — Affiliate on the Consolidated Statements of Income. Correspondingly, we purchase ethane and other NGLs for Conway from Power to replenish deficit product inventory positions. The transactions conducted between us and Power are transacted at current market prices for the products.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 6. Related Party Transactions (continued)
     A summary of the general and administrative expenses directly charged and allocated to us, fuel purchases from Power and NGL purchases from Power for the periods stated is as follows:

	2006	2005	2004
	(In thousands)

General and administrative expenses, including amounts subsequently charged to co-owners:
Allocated	$18,512	$29,400	$24,293
Directly charged	10,574	4,607	5,655
Operating and maintenance expenses, including amounts subsequently charged to co-owners:
Fuel purchases, including amortization of gas contract	38,197	38,996	28,851
Salaries and benefits	26,860	21,812	21,657
NGL purchases	14,884	15,657	1,271
     The per-unit gathering fee associated with two of our Carbonate Trend gathering contracts was negotiated on a bundled basis that includes transportation along a segment of a pipeline system owned by Transcontinental Gas Pipe Line Company (“Transco”), a wholly owned subsidiary of Williams. The fees we realize are dependent upon whether our customer elects to utilize this Transco capacity. When they make this election, our gathering fee is determined by subtracting the Transco tariff from the total negotiated fee. The rate associated with the capacity agreement is based on a Federal Energy Regulatory Commission tariff that is subject to change. Accordingly, if the Transco rate increases, our net gathering fees for these two contracts may be reduced. The customers with these bundled contracts must make an annual election to receive this capacity. For 2005 and 2006, only one of our customers elected to utilize this capacity.
     Prior to its acquisition by us, Four Corners participated in Williams’ cash management program under an unsecured promissory note agreement with Williams for both advances to and from Williams. As of December 31, 2005 and 2004, Four Corners’ net advances to Williams were classified as a component of general partner’s capital because Williams has not historically required repayment or repaid amounts owed us. In addition, upon Four Corners’ acquisition by us, the outstanding advances were distributed to Williams. Changes in these advances to Williams are presented as distributions to Williams in the Consolidated Statement of Partners’ Capital and Consolidated Statements of Cash Flows.
     For 2005 and 2004, affiliate interest expense includes interest on the advances with Williams calculated using Williams’ weighted average cost of debt applied to the outstanding balance of the advances with Williams. For 2006 and 2005, affiliate interest expense also includes commitment fees on the working capital credit facility (see Note 11). The interest rate on the advances with Williams was 7.70% at December 31, 2005.
     With the transition to a stand-alone cash management program, amounts owed by us or to us by Williams or its subsidiaries are shown as Accounts payable-Affiliate or Accounts receivable-Affiliate in the accompanying Consolidated Balance Sheets.
Note 7. Investment in Discovery Producer Services
     Our 60% investment in Discovery is accounted for using the equity method of accounting due to the voting provisions of Discovery’s limited liability company agreement which provide the other member of Discovery significant participatory rights such that we do not control the investment.
     Williams is the operator of Discovery. Discovery reimburses Williams for actual payroll and employee benefit costs incurred on its behalf. In addition, Discovery pays Williams a monthly operations and management fee to cover the cost of accounting services, computer systems and management services provided to it. Discovery also has an agreement with Williams pursuant to which (1) Discovery purchases a portion of the natural gas from Williams to meet its fuel and shrink replacement needs at its processing plant and (2) Williams purchases the NGLs and excess natural gas to which Discovery takes title.
     As discussed in Note 1. Organization, our consolidated financial statements and notes have been restated to include the additional 20% interest in Discovery, which we closed on in June 2007. However, certain cash transactions that occurred between Discovery and Williams before June 2007 that related to the additional 20% interest are not reflected in our Consolidated Statements of Cash Flows even though these transactions affect the carrying value of our restated investment in Discovery. These transactions were omitted from our Consolidated Statements of Cash Flows because they did not affect our cash. The total of these transactions is reflected as an adjustment in the basis of our investment in Discovery on our Consolidated Statement of Partners’ Capital. A summary of these transactions is as follows (in thousands):

	Years Ended December 31,			Three Months Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Cash distributions from Discovery to Williams	$(8,200)	$(26,898)	$—	$(1,800)	$(2,200)
Williams’ purchase of additional 10% interest in Discovery	—	21,000	—	—	—
Williams’ capital contributions to Discovery	800	12,143	—	—	—

	$(7,400)	$6,245	$—	$(1,800)	$(2,200)

     In October 2006 and September 2005, we made $1.6 million and $24.4 million capital contributions, respectively, to Discovery for a substantial portion of our then 40% share of the estimated future capital expenditures for the Tahiti pipeline lateral expansion project.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 7. Investment in Discovery Producer Services (continued)
     During 2006, 2005 and the first quarter of 2007 we received total distributions of $16.4 million, $1.3 million, and $3.6 million, respectively, from Discovery for the 40% interest we owned at the time of distribution.
     During 2004, we performed an impairment review of this investment because of Williams’ planned purchase of an additional interest in Discovery at an amount below its carrying value. As a result, we recorded a $16.9 million impairment of our investment in Discovery based on a probability-weighted estimation of fair value of our investment.
     The summarized financial position and results of operations for 100% of Discovery are presented below (in thousands).

	December 31,		March 31,
	2006	2005	2007
			(Unaudited)

Current assets	$73,841	$70,525	$67,628
Non-current restricted cash	28,773	44,559	19,865
Property, plant and equipment	355,304	344,743	375,970
Current liabilities	(40,559)	(45,070)	(46,072)
Non-current liabilities	(3,728)	(1,121)	(3,810)

Members’ capital	$413,631	$413,636	$413,581

	Years Ended December 31,			Three Months Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)

Revenues:
Affiliate	$160,825	$76,864	$68,766	$44,533	$52,786
Third-party	36,488	45,881	31,110	7,948	9,334
Costs and expenses:
Affiliate	74,316	24,895	4,945	23,155	33,671
Third-party	97,394	77,702	83,811	24,120	20,050
Interest income	(2,404)	(1,685)	(550)	(661)	(626)
Gain on sale of operating assets	—	—	—	(468)	—
Foreign exchange (gain) loss	(2,076)	1,005	—	(216)	(427)

Income before cumulative effect of change in accounting principle	$30,083	$20,828	$11,670	$6,551	$9,452

Net income	$30,083	$20,652	$11,670	$6,551	$9,452

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 8. Other Costs and Expenses — Net
     Other (income) expense — net reflected on the Consolidated Statements of Income consists of the following items:

	Years Ended December 31,
	2006	2005	2004

Impairment of LaMaquina carbon dioxide treating facility	$—	$—	$7,636
Gain on sale of LaMaquina carbon dioxide treating facility	(3,619)	—	—
Other	1,146	630	3,511

Total	$(2,473)	$630	$11,147

     LaMaquina Carbon Dioxide Treating Facility. This Four Corners facility consisted of two amine trains and seven gas powered generator sets. The facility was shut down in 2002 due to a reduced need for treating. In 2003, management estimated that only one amine train would be returned to service. As a result, we recognized an impairment of the carrying value of the other train to its estimated fair value based on estimated salvage values and sales prices. Further developments in 2004 led management to conclude that the facility would not return to service. Thus, we recognized an additional impairment of the carrying value to its estimated fair value. The facility was sold in the first quarter of 2006 resulting in the recognition of a gain on the sale in 2006.
     Other. In 2004, other expense included losses from Four Corners asset dispositions and materials and supplies inventory adjustments.
Note 9. Property, Plant and Equipment
     Property, plant and equipment, at cost, is as follows:

	December 31,		Estimated
	2006	2005	Depreciable Lives
	(In thousands)

Land and right of way	$41,721	$44,363
Gathering pipelines and related equipment	821,478	801,385	20-30 years
Processing plants and related equipment	147,241	164,257	30 years
Fractionation plant and related equipment	16,697	16,646	30 years
Storage plant and related equipment	69,017	65,892	30 years
Buildings and other equipment	90,082	90,070	3-45 years
Construction work in progress	19,447	20,323

Total property, plant and equipment	1,205,683	1,202,936
Accumulated depreciation	558,105	543,971

Net property, plant and equipment	$647,578	$658,965

     Effective December 31, 2005, we adopted FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional ARO when incurred if the liability’s fair value can be reasonably estimated. The Interpretation clarifies when an entity would have sufficient information to reasonably estimate the fair value of an ARO. As required by the new standard, we reassessed the estimated remaining life of all our assets with a conditional ARO. We recorded additional liabilities totaling $1.4 million equal to the present value of expected future asset retirement obligations at December 31, 2005. The liabilities are slightly offset by a $0.1 million

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 9. Property, Plant and Equipment (continued)
increase in property, plant and equipment, net of accumulated depreciation, recorded as if the provisions of the Interpretation had been in effect at the date the obligation was incurred. The net $1.3 million reduction to earnings is reflected as a cumulative effect of a change in accounting principle for the year ended 2005. An additional $0.1 million reduction of earnings is reflected as a cumulative effect of a change in accounting principle for our 60% interest in Discovery’s cumulative effect of a change in accounting principle related to the adoption of FIN No. 47. If the Interpretation had been in effect at the beginning of 2004, the impact to our income from continuing operations and net income would have been immaterial.
     The obligations relate to gas processing and compression facilities located on leased land, wellhead connections on federal land, underground storage caverns and the associated brine ponds. At the end of the useful life of each respective asset, we are legally or contractually obligated to remove certain surface equipment and cap certain gathering pipelines at the wellhead connections, properly abandon the storage caverns, empty the brine ponds and restore the surface, and remove any related surface equipment.
     A rollforward of our asset retirement obligation for 2006 and 2005 is presented below.

	2006	2005
	(In thousands)

Balance, January 1	$1,880	$1,090
Liabilities incurred during the period	—	91
Liabilities settled during the period	(510)	(204)
Accretion expense	86	1
Estimate revisions	2,943	(460)
FIN No. 47 revisions	—	1,362
Loss on settlements	77	—

Balance, December 31	$4,476	$1,880

Note 10. Accrued Liabilities
     Accrued liabilities are as follows:

	December 31,
	2006	2005
	(In thousands)

Environmental remediation — current portion	$2,636	$1,752
Customer deposit for construction	5,078	—
Accrued interest	2,796	—
Taxes other than income	2,347	2,431
Other	3,316	1,977

	$16,173	$6,160

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 11. Major Customers, Concentrations of Credit Risk and Financial Instruments
     Major customers
     Our largest customer, on a percentage of revenues basis, is WMMRM, which purchases and resells substantially all of the NGLs to which we take title. WMMRM accounted for 43%, 46% and 42% of revenues in 2006, 2005 and 2004, respectively. The percentages for the remaining two largest customers, both from our Gathering and Processing — West segment, are as follows:

	2006	2005	2004

ConocoPhillips	12%	14%	14%
Burlington Resources	9	10	11
     Burlington Resources was acquired by ConocoPhillips on March 31, 2006.
     Concentrations of Credit Risk
     Our cash equivalents consist of high-quality securities placed with various major financial institutions with credit ratings at or above AA by Standard & Poor’s or Aa by Moody’s Investor’s Service.
     The following table summarizes the concentration of accounts receivable by service and segment.

	December 31,
	2006	2005
	(In thousands)

Gathering and Processing — West:
Natural gas gathering and processing	$16,709	$15,855
Other	561	1,368
Gathering and Processing — Gulf:
Natural gas gathering	468	525
Other	1,343	—
NGL Services:
Fractionation services	320	532
Amounts due from fractionator partners	1,833	1,834
Storage	825	793
Other	36	260
Accrued interest	216	—

	$22,311	$21,167

     For the years ended December 31, 2006 and 2005, a substantial portion of our accounts receivable result from product sales and gathering and processing services provided to four of our customers. This concentration of customers may impact our overall credit risk either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. As a general policy, collateral is not required for receivables, but customers’ financial conditions and credit worthiness are evaluated regularly. Our credit policy and the relatively short duration of receivables mitigate the risk of uncollectible receivables.
     Financial Instruments
     We used the following methods and assumptions to estimate the fair value of financial instruments.
     Cash and cash equivalents. The carrying amounts reported in the balance sheets approximate fair value due to the short-term maturity of these instruments.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 11. Major Customers, Concentrations of Credit Risk and Financial Instruments (continued)
     Long-term debt. The fair value of our private long-term debt is based on the prices of similar securities with similar terms and credit ratings.

	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(In thousands)

Cash and cash equivalents	$57,541	$57,541	$6,839	$6,839
Long-term debt (see Note 12)	750,000	768,844	—	—
Note 12. Long-Term Debt, Credit Facilities and Leasing Activities
     Long-Term Debt
     On December 13, 2006, we and Williams Partners Finance Corporation issued $600.0 million aggregate principal of 7.25% senior unsecured notes in a private debt placement. Williams Partners Finance Corporation is our wholly owned subsidiary organized for the sole purpose of co-issuing our debt securities. The maturity date of the notes is February 1, 2017. Interest is payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2007. Debt issuance costs associated with the notes totaled $10.0 million and are being amortized over the life of the notes.
     On June 20, 2006, we and Williams Partners Finance Corporation issued $150.0 million aggregate principal of 7.5% senior unsecured notes in a private debt placement. The maturity date of the notes is June 15, 2011. Interest is payable semi-annually in arrears on June 15 and December 15 of each year, with the first payment due on December 15, 2006. Debt issuance costs associated with the notes totaled $3.1 million and are being amortized over the life of the notes.
     In connection with the issuance of the $600.0 million and $150.0 million senior unsecured notes, sold in private debt placements to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States in accordance with Regulations under the Securities Act, we entered into registration rights agreements with the initial purchasers of the senior unsecured notes whereby we agreed to conduct a registered exchange offer of exchange notes in exchange for the senior unsecured notes or cause to become effective a shelf registration statement providing for resale of the senior unsecured notes. We launched exchange offers for both series on April 10, 2007. If we fail to consummate the exchange offers by May 30, 2007, we will be required to pay liquidated damages in the form of additional cash interest to the holders of the senior unsecured notes. Upon the occurrence of such a failure to comply, the interest rate on the senior unsecured notes shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of such failure to comply and shall increase by 0.25% per annum 90 days thereafter until all defaults have been cured, but in no event shall such aggregate additional interest exceed 0.50% per annum. The exchange offers closed on May 11, 2007.
     The terms of the senior unsecured notes are governed by an indenture that contains affirmative and negative covenants that, among other things, limit (1) our ability and the ability of our subsidiaries to incur liens securing indebtedness, (2) mergers, consolidations and transfers of all or substantially all of our properties or assets, (3) Williams Partners Finance Corporation’s ability to incur additional indebtedness and (4) Williams Partners Finance Corporation’s ability to engage in any business not related to obtaining money or arranging financing for us or our other subsidiaries. As a result of our additional investment, Discovery is now classified as our subsidiary under the indenture and will be subject to the restrictive covenants in the indenture. The indenture also contains customary events of default, upon which the trustee or the holders of the senior unsecured notes may declare all outstanding senior unsecured notes to be due and payable immediately.
     We may redeem the $600.0 million senior unsecured notes and the $150.0 million senior unsecured notes at our option in whole or in part at any time or from time to time prior to February 1, 2017 and June 15, 2011, respectively, at a redemption price per note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date),

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 12. Long-Term Debt, Credit Facilities and Leasing Activities (continued)
plus (3) a specified “make-whole” premium (as defined in the indenture). Additionally, upon a change of control (as defined in the indenture), each holder of the senior unsecured notes will have the right to require us to repurchase all or any part of such holder’s senior unsecured notes at a price equal to 101% of the principal amount of the senior unsecured notes plus accrued and unpaid interest, if any, to the date of settlement. Except upon a change of control as described in the prior sentence, we are not required to make mandatory redemption or sinking fund payments with respect to the senior unsecured notes or to repurchase the senior unsecured notes at the option of the holders.
     Pursuant to the indenture, we may issue additional notes from time to time. The senior notes and any additional notes subsequently issued under the indenture, together with any exchange notes, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.
     The senior notes are our senior unsecured obligations and rank equally in right of payment with all of our other senior indebtedness and senior to all of our future indebtedness that is expressly subordinated in right of payment to the senior notes. The senior notes will not initially be guaranteed by any of our subsidiaries. In the future in certain instances as set forth in the indenture, one or more of our subsidiaries may be required to guarantee the senior notes.
     Cash payments for interest for 2006 and 2005 were $5.5 million and $0.3 million, respectively.
     Credit Facilities
     In May 2006, Williams replaced its $1.275 billion secured credit facility with a $1.5 billion unsecured credit facility (“Williams facility”). The new facility, which also allows us to borrow up to $75.0 million, contains substantially similar terms and covenants as the prior facility, but contains additional restrictions on asset sales, certain subsidiary debt and sale-leaseback transactions. Pursuant to an amendment dated May 9, 2007, borrowings under the Williams facility mature in May 2012. Our $75.0 million borrowing limit under the Williams facility is available for general partnership purposes, including acquisitions, but only to the extent that sufficient amounts remain unborrowed by Williams and its other subsidiaries. Letters of credit totaling $29.0 million and $28.0 million at December 31, 2006 and March 31, 2007, respectively, had been issued on behalf of Williams by the participating institutions under the Williams facility and no revolving credit loans were outstanding.
     Interest on any borrowings under the Williams facility is calculated based on our choice of two methods: (i) a fluctuating rate equal to the facilitating bank’s base rate plus an applicable margin or (ii) a periodic fixed rate equal to London InterBank Offered Rate (“LIBOR”) plus an applicable margin. We are also required to pay or reimburse Williams for a commitment fee based on the unused portion of our $75.0 million borrowing limit under the Williams facility, 0.25% at December 31, 2006 and 0.325% at December 31, 2005. The applicable margins, which were 1.25% at December 31, 2006 and 1.75% at December 31, 2005 related to LIBOR and 0.25% at December 31, 2006 and 0.75% at December 31, 2005 related to the facilitating bank’s base rate, and the commitment fee are based on Williams’ senior unsecured long-term debt rating. Under the Williams facility, Williams and certain of its subsidiaries, other than us, are required to comply with certain financial and other covenants. Significant financial covenants under the Williams facility to which Williams is subject, and in compliance with, include the following:
•	ratio of debt to net worth no greater than 65%;

•	ratio of debt to net worth no greater than 55% for Northwest Pipeline Corporation, a wholly owned subsidiary of Williams, and Transco; and

•	ratio of EBITDA to interest, on a rolling four quarter basis, no less than (i) 2.5 for any period through December 31, 2007 and (ii) 3.0 for the remaining term of the agreement.
     On August 7, 2006 we amended and restated the $20.0 million revolving credit facility (the “credit facility”) with Williams as the lender. The credit facility is available exclusively to fund working capital requirements. Borrowings under the credit facility mature on June 20, 2009 and bear interest at the one-month LIBOR. We pay a commitment fee to Williams on the unused portion of the credit facility of 0.30% annually. We are required to reduce all borrowings under the credit facility to zero for a period of at least 15 consecutive days once each 12-month period prior to the maturity date of the credit facility. As of December 31, 2006 and March 31, 2007, we have had no borrowings under the working capital credit facility.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 12. Long-Term Debt, Credit Facilities and Leasing Activities (continued)
     Leasing Activities
     We lease the land on which a significant portion of Four Corners’ pipeline assets are located. The primary landowners are the Bureau of Land Management (“BLM”) and several Indian tribes. The BLM leases are for thirty years with renewal options. The most significant of the Indian tribal leases will expire at the end of 2022 and will then be subject to renegotiation. Four Corners leases compression units under a lease agreement with Hanover Compression, Inc. The initial term of this agreement expired on June 30, 2006. We continue to lease these units on a month-to-month basis during the ongoing renegotiation. The month-to-month arrangement can be terminated by either party upon thirty days advance written notice. We also lease other minor office, warehouse equipment and automobiles under non-cancelable leases. The future minimum annual rentals under these non-cancelable leases as of December 31, 2006 are payable as follows:

(In thousands)

2007	2,426
2008	2,188
2009	1,837
2010	1,410
2011 and thereafter	2,030

$9,891

     Total rent expense was $19.4 million, $18.9 million and $14.8 million for 2006, 2005 and 2004, respectively.
Note 13. Partners’ Capital
     Of the 25,553,306 common units outstanding at December 31, 2006, 21,398,276 are held by the public, 2,905,030 are privately held, and the remaining 1,250,000 held by our affiliates. The 6,805,492 Class B units outstanding at December 31, 2006 are privately held. All of the 7,000,000 subordinated units are held by our affiliates.
     Description of Class B Units
     The Class B units are subordinated to common units and senior to subordinated units with respect to the payment of the minimum quarterly distribution, including any arrearages with respect to minimum quarterly distributions from prior periods. The Class B units are subordinated to common units and senior to subordinated units with respect to the right to receive distributions upon our liquidation.
     The Class B units will convert into common units on a one-for-one basis upon the approval of a majority of the votes cast by common unitholders provided that the total number of votes cast is at least a majority of common units eligible to vote (excluding common units held by Williams). We are required to seek such approval as promptly as practicable after issuance of the Class B units and not later than June 11, 2007. If the requisite approval is not obtained, we will be obligated to resubmit the conversion proposal to holders of our common units, but not more frequently than once every six months. If we have not obtained the requisite unitholder approval of the conversion of the Class B units by June 11, 2007, the Class B units will be entitled to receive 115% of the quarterly distribution and distributions on liquidation payable on each common unit, subject to the subordination provisions described above.
     The Class B units have the same voting rights as our outstanding common units and are entitled to vote as a separate class on any matters that adversely affect the rights or preferences of the Class B units in relation to other classes of partnership interests or as required by law. The Class B units are not entitled to vote on the approval of the conversion of the Class B units into common units.
     On May 21, 2007, by a majority vote of common units eligible to vote, the Class B units were converted into common units on a one-for-one basis.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 13. Partners Capital (continued)
     Subordinated Units
     Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. The subordination period will end on the first day of any quarter beginning after June 30, 2008 or when we meet certain financial tests provided for in our partnership agreement.
     Limited Partners’ Rights
     Significant information regarding rights of the limited partners includes the following:
•	Right to receive distributions of available cash within 45 days after the end of each quarter.

•	No limited partner shall have any management power over our business and affairs; the general partner shall conduct, direct and manage our activities.

•	The general partner may be removed if such removal is approved by the unitholders holding at least 66 2/3% of the outstanding units voting as a single class, including units held by our general partner and its affiliates.

•	Right to receive information reasonably required for tax reporting purposes within 90 days after the close of the calendar year.
     Incentive Distribution Rights
     Our general partner is entitled to incentive distributions if the amount we distribute to unitholders with respect to any quarter exceeds specified target levels shown below:

		General
Quarterly Distribution Target Amount (per unit)	Unitholders	Partner

Minimum quarterly distribution of $0.35	98%	2%
Up to $0.4025	98	2
Above $0.4025 up to $0.4375	85	15
Above $0.4375 up to $0.5250	75	25
Above $0.5250	50	50
     In the event of a liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the unitholders and our general partner, in proportion to their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
Note 14. Long-Term Incentive Plan
     In November 2005, our general partner adopted the Williams Partners GP LLC Long-Term Incentive Plan (the “Plan”) for employees, consultants and directors of our general partner and its affiliates who perform services for us. The Plan permits the grant of awards covering an aggregate of 700,000 common units. These awards may be in the form of options, restricted units, phantom units or unit appreciation rights.
     During 2006 and 2005, our general partner granted 2,130 and 6,146 restricted units, respectively, pursuant to the Plan to members of our general partner’s board of directors who are not officers or employees of our general partner or its affiliates. These restricted units vested six months from grant date. We recognized compensation expense of $229,000 and $34,000 associated with these awards in 2006 and 2005, respectively.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 15. Commitments and Contingencies
     Environmental Matters-Four Corners. Current federal regulations require that certain unlined liquid containment pits located near named rivers and catchment areas be taken out of use, and current state regulations required all unlined, earthen pits to be either permitted or closed by December 31, 2005. Operating under a New Mexico Oil Conservation Division-approved work plan, we have physically closed all of our pits that were slated for closure under those regulations. We are presently awaiting agency approval of the closures for 40 to 50 of those pits.
     We are also a participant in certain hydrocarbon removal and groundwater monitoring activities associated with certain well sites in New Mexico. Of nine remaining active sites, product removal is ongoing at seven and groundwater monitoring is ongoing at each site. As groundwater concentrations reach and sustain closure criteria levels and state regulator approval is received, the sites will be properly abandoned. We expect the remaining sites will be closed within four to eight years.
     We have accrued liabilities totaling $0.7 million at March 31, 2007, December 31, 2006 and December 31, 2005 for these environmental activities. It is reasonably possible that we will incur costs in excess of our accrual for these matters. However, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by governmental authorities and other factors.
     On April 11, 2007, the New Mexico Environment Department’s Air Quality Bureau (“NMED”) issued a Notice of Violation to Four Corners that alleges various emission and reporting violations in connection with our Lybrook gas processing plant’s flare and leak detection and repair program. We are investigating the matter and will respond to the NMED.
     We are subject to extensive federal, state and local environmental laws and regulations which affect our operations related to the construction and operation of our facilities. Appropriate governmental authorities may enforce these laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties, assessment and remediation requirements and injunctions as to future compliance. We have not been notified and are not currently aware of any material noncompliance under the various applicable environmental laws and regulations.
     Environmental Matters-Conway. We are a participant in certain environmental remediation activities associated with soil and groundwater contamination at our Conway storage facilities. These activities relate to four projects that are in various remediation stages including assessment studies, cleanups and/or remedial operations and monitoring. We continue to coordinate with the Kansas Department of Health and Environment (“KDHE”) to develop screening, sampling, cleanup and monitoring programs. The costs of such activities will depend upon the program scope ultimately agreed to by the KDHE and are expected to be paid over the next two to nine years.
     In 2004, we purchased an insurance policy that covers up to $5.0 million of remediation costs until an active remediation system is in place or April 30, 2008, whichever is earlier, excluding operation and maintenance costs and ongoing monitoring costs for these projects to the extent such costs exceed a $4.2 million deductible, of which $0.8 million has been incurred to date from the onset of the policy. The policy also covers costs incurred as a result of third party claims associated with then existing but unknown contamination related to the storage facilities. The aggregate limit under the policy for all claims is $25.0 million. In addition, under an omnibus agreement with Williams entered into at the closing of our IPO. Williams agreed to indemnify us for the $4.2 million deductible not covered by the insurance policy, excluding costs of project management and soil and groundwater monitoring. There is a $14.0 million cap on the total amount of indemnity coverage under the omnibus agreement, which will be reduced by actual recoveries under the environmental insurance policy. There is also a three-year time limitation from the August 23, 2005 IPO closing date. The benefit of this indemnification will be accounted for as a capital contribution to us by Williams as the costs are reimbursed. We estimate that the approximate cost of this project management and soil and groundwater monitoring associated with the four remediation projects at the Conway storage facilities and for which we will not be indemnified will be approximately $0.2 million to $0.4 million per year following the completion of the remediation work. At March 31, 2007, we had accrued liabilities totaling $5.8 million for these costs. It is reasonably possible that we will incur losses in excess of our accrual for these matters. However, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by KDHE and other governmental authorities and other factors.
     Will Price. In 2001, we were named, along with other subsidiaries of Williams, as defendants in a nationwide class action lawsuit in Kansas state court that had been pending against other defendants, generally pipeline and gathering companies, since 2000. The plaintiffs alleged that the defendants have engaged in mismeasurement

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 15. Commitments and Contingencies (continued)
techniques that distort the heating content of natural gas, resulting in an alleged underpayment of royalties to the class of producer plaintiffs and sought an unspecified amount of damages. The defendants have opposed class certification and a hearing on plaintiffs’ second motion to certify the class was held on April 1, 2005. We are awaiting a decision from the court.
     Grynberg. In 1998, the Department of Justice informed Williams that Jack Grynberg, an individual, had filed claims on behalf of himself and the federal government, in the United States District Court for the District of Colorado under the False Claims Act against Williams and certain of its wholly owned subsidiaries, including us. The claims sought an unspecified amount of royalties allegedly not paid to the federal government, treble damages, a civil penalty, attorneys’ fees, and costs. Grynberg has also filed claims against approximately 300 other energy companies alleging that the defendants violated the False Claims Act in connection with the measurement, royalty valuation and purchase of hydrocarbons. In 1999, the Department of Justice announced that it was declining to intervene in any of the Grynberg cases, including the action filed in federal court in Colorado against us. Also in 1999, the Panel on Multi-District Litigation transferred all of these cases, including those filed against us, to the federal court in Wyoming for pre-trial purposes. Grynberg’s measurement claims remain pending against us and the other defendants; the court previously dismissed Grynberg’s royalty valuation claims. In May 2005, the court-appointed special master entered a report which recommended that the claims against certain Williams’ subsidiaries, including us, be dismissed. On October 20, 2006, the court dismissed all claims against us. In November 2006, Grynberg filed his notice of appeals with the Tenth Circuit Court of Appeals.
     Vendor Dispute. We are parties to an agreement with a service provider for work on turbines at our Ignacio, New Mexico plant. A dispute has arisen between us as to the quality of the service provider’s work and the appropriate compensation. The service provider claims it is entitled to additional extra work charges under the agreement, which we deny are due.
      Outstanding Registration Rights Agreement. On December 13, 2006, we issued approximately $350.0 million of common and Class B units in a private equity offering. In connection with these issuances, we entered into a registration rights agreement with the initial purchasers whereby we agreed to file a shelf registration statement providing for the resale of the common units purchased and the common units issued on conversion of the Class B units. We filed the shelf registration statement on January 12, 2007 and it became effective on March 13, 2007. On May 21, 2007, our outstanding Class B units were converted into common units on a one-for-one basis. If the shelf is unavailable for a period that exceeds an aggregate of 30 days in any 90-day period or 105 days in any 365 day period, the purchasers are entitled to receive liquidated damages. Liquidated damages with respect to each purchaser are calculated as 0.25% of the Liquidated Damages Multiplier per 30-day period for the first 60 days following the 90th day, increasing by an additional 0.25% of the Liquidated Damages Multiplier per 30-day period for each subsequent 60 days, up to a maximum of 1.00% of the Liquidated Damages Multiplier per 30-day period; provided, the aggregate amount of liquidated damages payable to any purchaser is capped at 10.0% of the Liquidated Damages Multiplier. The Liquidated Damages Multiplier, with respect to each purchaser, is (i) the product of $36.59 times the number of common units purchased plus (ii) the product of $35.81 times the number of Class B units purchased. We do not expect to pay any liquidated damages related to this agreement.
     Other. We are not currently a party to any other legal proceedings but are a party to various administrative and regulatory proceedings that have arisen in the ordinary course of our business.
     Summary. Litigation, arbitration, regulatory matters and environmental matters are subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the ruling occurs. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, will not have a materially adverse effect upon our future financial position.

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 16. Segment Disclosures
     Our reportable segments are strategic business units that offer different products and services. The segments are managed separately because each segment requires different industry knowledge, technology and marketing strategies. The accounting policies of the segments are the same as those described in Note 3, Summary of Significant Accounting Policies. Long-lived assets are comprised of property, plant and equipment.

	Gathering &	Gathering &
	Processing—	Processing—	NGL
	West	Gulf	Services	Total
	(In thousands)

2006
Segment revenues:
Product sales	$255,907	$—	$16,087	$271,994
Gathering and processing	246,004	2,656	—	248,660
Storage	—	—	25,237	25,237
Fractionation	—	—	11,698	11,698
Other	402	—	5,419	5,821

Total revenues	502,313	2,656	58,441	563,410
Product cost and shrink replacement	159,997	—	15,511	175,508
Operating and maintenance expense	124,763	1,660	28,791	155,214
Depreciation, amortization and accretion	40,055	1,200	2,437	43,692
Direct general and administrative expenses	11,920	1	1,149	13,070
Other, net	5,769	—	719	6,488

Segment operating income (loss)	159,809	(205)	9,834	169,438
Equity earnings	—	18,050	—	18,050

Segment profit	$159,809	$17,845	$9,834	$187,488

Reconciliation to the Consolidated Statement of Income:
Segment operating income				$169,438
General and administrative expenses:
Allocated — affiliate				(23,721)
Third-party direct				(2,649)

Combined operating income				$143,068

Other financial information:
Segment assets	$653,949	$281,084	$76,502	$1,011,535
Other assets and eliminations				(4,693)

Total assets				$1,006,842

Equity method investments	$—	$221,187	$—	$221,187
Additions to long-lived assets	25,889	—	6,381	32,270

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 16. Segment Disclosures (continued)

	Gathering &	Gathering &
	Processing —	Processing —	NGL
	West	Gulf	Services	Total
	(In thousands)

2005
Segment revenues:
Product sales	$231,285	$—	$13,463	$244,748
Gathering and processing	231,733	3,063	—	234,796
Storage	—	—	20,290	20,290
Fractionation	—	—	10,770	10,770
Other	185	452	3,731	4,368

Total revenues	463,203	3,515	48,254	514,972
Product cost and shrink replacement	165,706	—	11,821	177,527
Operating and maintenance expense	104,648	714	24,397	129,759
Depreciation, amortization and accretion	38,960	1,200	2,419	42,579
Direct general and administrative expenses	12,230	2	1,068	13,300
Other, net	8,382	—	694	9,076

Segment operating income	133,277	1,599	7,855	142,731
Equity earnings	—	11,880	—	11,880

Segment profit	$133,277	$13,479	$7,855	$154,611

Reconciliation to the Consolidated Statement of Income:
Segment operating income				$142,731
General and administrative expenses:
Allocated — affiliate				(22,256)
Third-party direct				(1,059)

Combined operating income				$119,416

Other financial information:
Segment assets	$635,094	$246,086	$63,819	$944,999
Other assets and eliminations				5,353

Total assets				$950,352

Equity method investments	$—	$225,337	$—	$225,337
Additions to long-lived assets	27,578	—	3,688	31,266

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 16. Segment Disclosures (continued)

	Gathering &	Gathering &
	Processing —	Processing —	NGL
	West	Gulf	Services	Total
		(In thousands)

2004
Segment revenues:
Product sales	$204,868	$—	$8,453	$213,321
Gathering and processing	221,939	3,883	—	225,822
Storage	—	—	15,318	15,318
Fractionation	—	—	9,070	9,070
Other	1,416	950	3,302	5,668

Total revenues	428,223	4,833	36,143	469,199
Product cost and shrink replacement	146,328	—	6,635	152,963
Operating and maintenance expense	97,070	572	18,804	116,446
Depreciation, amortization and accretion	40,675	1,200	2,486	44,361
Direct general and administrative expenses	8,500	—	535	9,035
Other, net	18,028	—	625	18,653

Segment operating income	117,622	3,061	7,058	127,741
Equity earnings	—	5,619	—	5,619
Impairment of investment	—	(16,855)	—	(16,855)

Segment profit (loss)	$117,622	$(8,175)	$7,058	$116,505

Reconciliation to the Consolidated Statement of Income:
Segment operating income				$127,741
Allocated general and administrative expenses				(23,144)

Combined operating income				$104,597

Other financial information:
Total assets	$645,294	$203,903	$51,305	$900,502
Equity method investments	—	184,199	—	184,199
Additions to long-lived assets	14,069	—	1,622	15,691

WILLIAMS PARTNERS L. P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 is unaudited)
Note 16. Segment Disclosures (continued)

	Gathering &	Gathering &
	Processing —	Processing —	NGL
	West	Gulf	Services	Total
		(In thousands)
Three Months Ended March 31, 2007:

Segment revenues	$120,428	$561	$12,826	$133,815

Operating and maintenance expense	33,097	550	8,866	42,513
Product cost and shrink replacement	39,675	—	2,520	42,195
Depreciation, amortization and accretion	12,175	304	699	13,178
Direct general and administrative expense	1,821	—	498	2,319
Other, net	2,384	—	190	2,574

Segment operating income (loss)	31,276	(293)	53	31,036
Equity earnings-Discovery Producer Services	—	3,931	—	3,931

Segment profit	$31,276	$3,638	$53	$34,967

Reconciliation to the Consolidated Statements of Income:
Segment operating income				$31,036
General and administrative expenses:
Allocated-affiliate				(7,224)
Third party-direct				(527)

Combined operating income				$23,285

Three Months Ended March 31, 2006:

Segment revenues	$115,672	$733	$16,330	$132,735

Operating and maintenance expense	29,095	242	7,449	36,786
Product cost and shrink replacement	38,277	—	5,723	44,000
Depreciation, amortization and accretion	9,814	300	600	10,714
Direct general and administrative expense	3,400	2	301	3,703
Other, net	(1,567)	—	207	(1,360)

Segment operating income	36,653	189	2,050	38,892
Equity earnings-Discovery Producer Services	—	5,671	—	5,671

Segment profit	$36,653	$5,860	$2,050	$44,563

Reconciliation to the Consolidated Statements of Income:
Segment operating income				$38,892
General and administrative expenses:
Allocated-affiliate				(4,355)
Third party-direct				(528)

Combined operating income				$34,009

QUARTERLY FINANCIAL DATA
(Unaudited)
     Summarized quarterly financial data are as follows (thousands, except per-unit amounts):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2006
Revenues	132,735	141,186	146,582	142,907
Costs and operating expenses	98,726	109,401	104,424	107,791
Net income	39,514	34,768	45,432	33,171
Basic and diluted net income per limited partner unit:
Income before cumulative effect of change in accounting principle:
Common units	$0.35	$0.25	$0.57	$0.45
Class B units	$—	$—	$—	$0.45
Subordinated units	$0.35	$0.25	$0.57	$0.45
Net income:
Common units	$0.35	$0.25	$0.57	$0.45
Class B units	$—	$—	$—	$0.45
Subordinated units	$0.35	$0.25	$0.57	$0.45

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2005
Revenues	$119,272	$120,256	$132,340	$143,104
Costs and operating expenses	92,274	89,301	99,216	114,765
Income before cumulative effect of change in accounting principle	26,759	28,946	31,284	36,234
Net income	26,759	28,946	31,284	34,877
Basic and diluted net income (loss) per limited partner unit:
Income (loss) before cumulative effect of change in accounting principle:
Common units	NA	NA	$(0.02)	$0.51
Subordinated units	NA	NA	$(0.02)	$0.51
Cumulative effect of change in accounting principle:
Common units	NA	NA	$—	$(0.05)
Subordinated units	NA	NA	$—	$(0.05)
Net income (loss):
Common units	NA	NA	$(0.02)	$0.46
Subordinated units	NA	NA	$(0.02)	$0.46